Exhibit 5



                       Richard M. Cahill, Esq.
                   Vice President-General Counsel
             GTE Hawaiian Telephone Company Incorporated

                           (214) 718-6304



February 16, 1995


GTE Hawaiian Telephone Company Incorporated
1177 Bishop Street
Honolulu, HI  96813

Gentlemen:

I have examined a copy of the Registration Statement of GTE Hawaiian Telephone Company Incorporated (the "Company") on Form S-3 for the registration under the Securities Act of 1933, as amended, of $300,000,000 aggregate principal amount of debentures (the "Debentures"). I have also examined a copy of the Company's Charter of Incorporation, as amended, and such corporate records and other documents as I have deemed to be requisite in the premises. I am familiar with the proceedings taken and proposed to be taken by you under my supervision as your counsel in connection with the proposed authorization, issuance, and sale of the Debentures.

It is my opinion that, subject to the execution and delivery of the Indenture dated as of February 1, 1995 with respect to the Debentures by the Company and the trustee thereof and any applicable regulatory approvals, the Debentures, upon the issuance and sale thereof in the manner contemplated in said Registration Statement, will be legally and validly issued and will be binding obligations of the Company.

I hereby consent to the reference to me under the caption
"Experts and Legal Opinions" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,






Richard M. Cahill, Esq.










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